SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                          Date of Report: May 14, 2004

                           XSTREAM BEVERAGE GROUP, INC
                           ---------------------------
                (Name of Registrant as specified in its charter)

         NEVADA                         33-30158-A               62-1386351
         ------                         ----------               ----------
  (State or other jurisdiction of    (Commission File          (IRS Employer
 incorporation or organization)            No.)             Identification No.)



     4800 NW 15th Avenue Bay A Fort Lauderdale, Florida 33309 (954)598-7997
     ----------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

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                  INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

On May 14, 2004 we entered into a financing arrangement with Laurus Master Fund, Ltd., a New York City based investment fund ("Laurus"). The financing consists of a $3 million Senior Secured Convertible Note that bears interest at the rate of prime plus two percent and has a term of three years.

Interest payable monthly in arrears shall commence June 1, 2004, and on the first day of each consecutive calendar month thereafter. Monthly amortization payments shall commence on September 1, 2004. An initial monthly payment of $1,470.59 shall be due and payable as to the $50,000 Tranche A plus an additional $16,176.47 shall be due and payable as to the $2,950,00 Tranche B.

The interest rate under the Note is subject to adjustment on a month by month basis if specified conditions are not met (including that the common stock underlying the conversion of the Note and the Warrant referred to below and issued to Laurus are registered with the U.S. Securities and Exchange Commission and whether and to what extent the the market price of the Company's common stock for the five (5) trading days preceding a particular determination date exceeds (or is less than) the fixed conversion price applicable to the Note.

Initially, $2.45 million of the proceeds of the Note will be held in a restricted account controlled by Laurus for the purpose of the Company consummating an acquisition (which must be approved by Laurus) or until all or a portion of the outstanding principal amount of the Note is converted into shares of the Company's common stock.

The Note is convertible into shares of the Company's common stock at a fixed conversion price of $0.23 per share for the first $50,000 advanced, with the remaining $2,950,000 convertible at a fixed converstion price of $0.26 per share, a premium to the 22 day average closing price per share as of May 14, 2004. In connection with the financing, Laurus was also issued a Warrant (the "Warrant") to purchase up to 4.5 million shares of the Company's common stock. The warrants are exercisable as follows: 1.5 million shares at $0.32 per share,
1.5 million shares at $0.39 per share and the balance at $0.45 per share.

We have pledged all of our assets and the common stock of our subsidiaries as security for our obligation to Laurus. In connection with this financing, we have also agreed to register with the Commission the shares of common stock which are issuable upon both the conversion of the principal, interest and fees related to the Note and exercise of the common stock purchase warrants.
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The principal documents involved in the transaction are a Securities Purchase
Agreement, a Master Security Agreement, a secured Convertible Term Note, a Common Stock Purchase Warrant, a Registration Rights Agreement, a Stock Pledge Agreement, a Funds Escrow Agreement, a Grant of Security Interest in Patents and Trademarks for the Company and certain of its subsidiaries, a Subsidiary Guaranty, a Stock Pledge Agreement, a restricted account agreement and a side letter related thereto each of which is dated May 14, 2004 and a copy of which is attached hereto as an exhibit to this report.

A copy of the press release relating to the foregoing is set forth as Exhibit
99.1 to this Report and is incorporated herein by reference.

Item 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
         EXHIBITS

         (a)      Financial Statement of Business Acquired. Not Applicable

         (b)      Pro Forma Financial Information Not Applicable

         (c)      Exhibits

         10.1 Securities Purchase Agreement, dated May 14, 2004 between Xstream Beverage Group, Inc. And Laurus Master Fund, Ltd.

         10.2 Secured Convertible Term Note, dated May 14, 2004, made by Xstream Beverage Group, Inc. In favor of Laurus Master Fund, Ltd.

         10.3 Master Security Agreement dated May 14, 2004 Xstream Beverage Group, Inc, Total Beverage Network, Inc., Beverage Network of Connecticut, Inc., Beverage Network of Massachusettes, Inc. Beverage Network of Hawaii, Inc., Xstream Brands, Inc. and Laurus Master Fund, Ltd.


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         10.4     Registration Rights Agreement, dated May 14, 2004 by and among
                  Xstream Beverage Group, Inc. and Laurus Master Fund, Ltd.

         10.5 Common Stock Purchase Warrant, dated May 14, 2004, issued by Xstream Beverage Group, Inc. In favor of Laurus Master Fund, Ltd.

         10.6 Subsidiary Guaranty dated May 14, 2004, by and among Total Beverage Network, Inc., Beverage Network of Connecticut, Inc., Beverage Network of Massachusettes, Inc. Beverage Network of Hawaii, Inc. and Xstream Brands, Inc.

         10.7 Grant of Security Interest in Patents and Trademarks dated May 14, 2004 by and among Xstream Beverage Group, Inc. and Laurus Master Fund, Ltd.

         10.8 Grant of Security Interest in Patents and Trademarks dated May 14, 2004 by and among Xstream Brands, Inc. and Laurus Master Fund, Ltd.

         10.9 Stock Pledge Agreement dated May 14, 2004 by and between Xstream Beverage Group, Inc., Beverage Network of Hawaii, Inc., Beverage Network of Connecticut, Inc., Beverage Network of Massachusettes, Inc., XStream Brands, Inc., Total Beverage Network, Inc. and Laurus Master Fund, Ltd.

         10.10 Funds Escrow Agreement dated May 14, 2004 by and between Xstream Beverage Group, Inc. and Loeb & Loeb LLP.

         10.11 Restricted Account Side Letter, dated May 14, 2004 by and between Xstream Beverage Group, Inc and Laurus Master Fund, Ltd.

         10.12 Restricted Account Agreement dated May 14, 2004 by and amongst Xstream Beverage Group, Inc., Laurus Master Fund, Ltd. And North Fork Bank.

         99.1     Press Release of Xstream Beverage Group, Inc. dated May 18,
                  2004.
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                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Xstream Beverage Group,  Inc.

       /s/ Barry Willson
---------------------------------
BY: Barry Willson, Vice  Chairman
Dated: This 24th  day of May 2004